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                                                                      EXHIBIT 23

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Willbros Group, Inc:

We consent to the incorporation by reference in the registration statements (No. 333-18421, 333-21399, 333-53748 and 333-74290) on Form S-8 and (Nos. 333-96201,
333-63096 and 333-15963) on Form S-3 of Willbros Group, Inc. of our reports dated November 21, 2005, with respect to the consolidated balance sheets of Willbros Group, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, the related financial statement schedule, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Willbros Group Inc.

Our report dated November 21, 2005, with respect to the consolidated balance sheets of Willbros Group, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, contains a separate paragraph that states that as discussed in Note 2 to the consolidated financial statements, the Company has restated its consolidated balance sheet as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for the years ended December 31, 2003 and 2002.


/s/ KPMG LLP


Houston, Texas
November 21, 2005